Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-3 (File No. 333-179245) of Empire Resources, Inc. and in the related prospectus of our report dated March 31, 2015, with respect to the consolidated financial statements of Empire Resources, Inc. and subsidiaries included in this annual report (Form 10-K) for the year ended December 31, 2014.

/s/ Eisner Amper LLP

New York, New York

March 31, 2015